                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                      Contacts:
New York, N.Y. 10022                                            Mark L. Aaron
                                                                (212) 230-5301
                                                                Linda A. Buckley
                                                                (212) 230-6577

         TSAC CORP. ANNOUNCES OWNERSHIP OF 98% OF OUTSTANDING SHARES OF
        LITTLE SWITZERLAND, INC. UPON EXPIRATION OF SUBSEQUENT OFFERING
                PERIOD AND SUCCESSFUL COMPLETION OF TENDER OFFER

New York, NY, October 28, 2002 - Tiffany & Co. (NYSE: TIF) announced today that the subsequent offering period of the tender offer by TSAC Corp., Tiffany & Co.'s wholly-owned subsidiary, for all of the shares of Little Switzerland, Inc. (OTCBB: LSVI.OB) at a price of $2.40 per share expired on Friday, October 25, 2002 at 5:00 p.m., New York City time.

Including the shares accepted for payment during the subsequent offering period, Tiffany & Co. and its affiliates own approximately 98% of the shares of Little Switzerland, Inc. outstanding as of October 25, 2002.

During the subsequent offering period which began at 5:00 p.m., New York City time, on October 8, 2002, TSAC Corp. accepted for payment approximately 4,112,124 validly tendered shares of Little Switzerland, Inc. on a rolling basis as they were tendered (including approximately 6,621 shares that were guaranteed to be delivered). In addition to the shares of Little Switzerland, Inc. tendered during the subsequent offering period, TSAC Corp acquired 4,456,760 shares on October 8, 2002 upon the expiration of the initial offer and extended withdrawal periods, TSAC Corp. purchased 1,968,692 shares on October 8, 2002 from Seymour Holtzman and certain of his affiliates, including Jewelcor Management, Inc., pursuant to a Stock Purchase Agreement and Tiffany & Co. and its affiliates own 7,410,000 shares pursuant to a previous transaction.

Additionally, Tiffany & Co. announced that, during the 20-day period expiring November 14, 2002, the holders of options to purchase shares of Little Switzerland, Inc. will have the opportunity to exercise their options in accordance with the terms of their option plans. Following that option exercise period, TSAC Corp. intends to merge with and into Little Switzerland, Inc. through a short-form merger pursuant to Section 253 of the General Corporation Law of the State of Delaware. Under the short-form merger procedure, shares of Little Switzerland, Inc. not owned by TSAC Corp. will, subject to the right of the holders of such shares to seek appraisal pursuant to Section 262 of the General Corporation Law of the State of Delaware, be converted into the right to receive the same consideration paid in the tender offer. The merger is not subject to the approval of the holders of the remaining shares and will be completed promptly upon expiration of the 20-day option exercise period. Upon completion of the short-form merger, Little Switzerland, Inc. will become a direct wholly-owned subsidiary of Tiffany & Co. International and an indirect wholly-owned subsidiary of Tiffany & Co.

As soon as the requirements for de-registration under the Securities Exchange Act of 1934 are met, Tiffany & Co. intends to cause Little Switzerland, Inc. to file a Form 15 with the Securities and Exchange Commission to terminate its registration under the Securities Exchange Act of 1934, at which point Little Switzerland, Inc.'s Common Stock will be delisted from the Over The Counter Bulletin Board and Little Switzerland, Inc. will cease to file periodic reports under the Securities Exchange Act of 1934.

Tiffany & Co. is the internationally renowned jeweler and specialty retailer. Sales are made primarily through company-operated TIFFANY & CO. stores and boutiques in the Americas, Asia-Pacific and Europe. Direct Marketing includes Tiffany's Business Sales division, catalog and Internet sales. Additional information can be found on Tiffany's Web site, www.tiffany.com, and on its shareholder information line (800) TIF-0110.

This press release contains certain "forward-looking" statements concerning expectations, anticipations, beliefs, hopes, intentions, or strategies for the future. Readers are cautioned not to place undue reliance on forward-looking statements. All such forward-looking statements are based upon information available to Tiffany & Co. on the date this release is issued. Tiffany & Co. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF LITTLE SWITZERLAND. TIFFANY & CO. HAS FILED AN OFFER TO PURCHASE AND A LETTER OF TRANSMITTAL WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") RELATING TO ITS OFFER TO PURCHASE ALL OUTSTANDING SHARES OF COMMON STOCK OF LITTLE SWITZERLAND. THESE DOCUMENTS ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV, OR BY CONTACTING MORROW & CO., INC. AT 1-800-607-0088..

                                      # # #



                                       2